D-Wave Announces $10 Million, Two-Year Enterprise QCaaS Agreement with Fortune 100 Company

PALO ALTO, Calif. – January 27, 2026 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), the only dual-platform quantum computing company, providing annealing and gate-model systems, software, and services, today announced a $10 million, two-year enterprise Quantum Computing as a Service (QCaaS) agreement with a leading Fortune 100 company. Under the agreement, the companies plan to collaborate to develop and deploy several quantum-powered applications.

“This agreement marks a significant milestone in D-Wave’s annealing quantum computing enterprise adoption and impact,” said Dr. Alan Baratz, CEO of D-Wave. “No other company in the world has production-grade quantum technology in the market today, and this agreement is inarguably one of the most significant endorsements of how our solutions stand to benefit the world’s leading companies.”
To learn more about how D-Wave’s quantum technology is helping customers tackle highly complex computational problems, join us at Qubits 2026, January 27 and 28, 2026, in Boca Raton, Florida. To register for Qubits 2026 visit: https://www.qubits.com.
About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. It is the world’s first commercial supplier of quantum computers, and the first and only to offer dual-platform quantum computing products and services, spanning both annealing and gate-model quantum computing technologies. D-Wave’s mission is to help customers realize the value of quantum today through enterprise-grade systems available on-premises and via its Leap™ quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations across commercial, government and research sectors trust D-Wave to address complex computational challenges using quantum computing. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
D-Wave Quantum Inc.
Alex Daigle
media@dwavesys.com